Exhibit 99.1


  NowAuto Group, Inc. Announces Profitable September 30, 2005 Quarter Results

SCOTTSDALE, Ariz., Nov. 14 /PRNewswire-FirstCall/ -- NowAuto Group, Inc. (OTC Bulletin Board: NAUG - News), operator of four Buy Here/Pay Here auto dealerships in Arizona and a provider of GPS technology and services, today reported results for its quarter ended September 30, 2005.

Consolidated revenue for the quarter ended September 30, 2005 was $4,112,018. The increase in revenue in the September 30, 2005 quarter was primarily due to the acquisition of Sunburst Car Company located in Phoenix, Arizona.


The after-tax net profit for the quarter was $210,716, or $.02 per diluted common share. The provision for income taxes represented the change in the company's deferred tax asset as a result of the achieved profit in the quarter. Exclusive of this charge, the net profit would have been $.03 per share.


For the quarter ended September 30, 2005 the company's Buy Here/Pay Here and finance operations reported revenue and pre-tax income of $3,970,899 and $439,027, respectively. The company's NaviCom GPS, Inc. subsidiary reported quarterly revenue of $141,119 and a pre-tax loss of $128,175.


Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment.


We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risks, uncertainties, as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.


Contact: Scott Miller, CEO, 480-994-2281